Exhibit 99.2

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange

Relating to Any and All of its

Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

Pursuant to the Preliminary Prospectus Dated June 15, 2011

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed preliminary prospectus dated June 15, 2011 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Hutchinson Technology Incorporated (the “Company”) is offering to exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) held by holders for its 8.50% Convertible Senior Notes due 2026 (the “New Notes”), in an amount equal to $985 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Offer”). Each tendering holder of Old Notes is entitled to receive all accrued and unpaid interest on Old Notes accepted for exchange in the Exchange Offer up to but excluding the date the Exchange Offer is completed, which we refer to as the “Settlement Date.” Each tendering holder is required to pay for interest accrued on the New Notes from and including February 11, 2011 up to but excluding the Settlement Date (“pre-issuance accrued interest”), which amount will be deemed to be paid in full with (i) the accrued and unpaid interest on the Old Notes that such holder is entitled to receive, as an offset, and (ii) a portion of the Old Notes tendered (having fair market value, as of the Settlement Date, equal to the excess of the pre-issuance accrued interest over the accrued and unpaid interest on the Old Notes). The accrued and unpaid interest on the Old Notes will be deemed to be paid in full upon the completion of the Exchange Offer. The New Notes will be issued only in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of New Notes to be issued to any holder in the Exchange Offer will be rounded down to the nearest $1,000, and any amount representing a fractional remainder New Note will be paid in cash plus any pre-issuance accrued interest on the fractional remainder New Note from and including February 11, 2011 up to but excluding the Settlement Date. The consummation of the Exchange Offer is conditioned upon, among other things, Old Notes with an aggregate principal amount of at least $40,000,000 being tendered and not withdrawn prior to the Expiration Date and the Company’s conclusion that the New Notes meet the conditions for being a qualified reopening of the 8.50% Convertible Senior Notes due 2026 issued by the Company in February 2011. In addition, the Exchange Offer will not be consummated if the Company’s shareholders do not approve the issuance of the New Notes and the issuance of common stock issuable upon conversion of the New Notes.

In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Prospectus;

2.	the Letter of Transmittal for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 21, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Letter of Transmittal. Old Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

Any questions you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the information agent for the Exchange Offer, whose address and telephone numbers are located on the back page of the Letter of Transmittal.

Very truly yours,

/s/ Hutchinson Technology Incorporated

Hutchinson Technology Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HUTCHINSON TECHNOLOGY INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.